Exhibit 99.3.1

AMENDMENT TO SETTLEMENT AGREEMENT AND RELEASE
BY, BETWEEN AND AMONG CONGOLEUM CORPORATION
AND FEDERAL INSURANCE COMPANY

This Amendment to Settlement Agreement and Release (“Amendment”), dated as of October 4, 2006, is made by, between and among  (a) each of the following (each, a “Debtor” and collectively, the “Debtors”): Congoleum (together with its affiliates, predecessors, successors and assigns, collectively, “Congoleum”), Congoleum Sales, Inc., and Congoleum Fiscal, Inc., as debtors and debtors-in-possession, and their affiliates, predecessors, successors and assigns, (b) Federal Insurance Company and its parents, affiliates, predecessors, successors and assigns (collectively, “Federal”); and (c) upon its creation, the Plan Trust.  The Debtors, Federal and the Plan Trust, upon its creation, are each referred to herein in their individual capacity as an “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Debtors and Federal have entered into that certain Settlement Agreement and Release (the “Agreement”); and
WHEREAS, on October 11, 2005, the U.S. Bankruptcy Court for the District of New Jersey entered an order approving the Agreement and authorizing the Debtors to enter into the Agreement (the “Approval Order”); and
WHEREAS, R. Scott Williams, as Future Claims Representative (the “FCR”), has filed an appeal of the Approval Order, and such appeal is pending before the U.S. District Court for the District of New Jersey (the “Appeal”); and
WHEREAS, the FCR in the Appeal objects to the provision in the Agreement permitting a downward adjustment in the Settlement Amount; and

WHEREAS, to resolve the Appeal finally and completely, the Parties have agreed to make the Settlement Amount to be paid an amount certain rather than a figure subject to downward adjustment, and to amend the Agreement, pursuant to Paragraph XIII thereof, as provided in this Amendment;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:
1.           All capitalized terms not defined in this Amendment shall have the same meanings as in the Agreement.  Capitalized terms that are not defined in this Amendment or the Agreement are given the meanings designated in the Plan.  Notwithstanding the foregoing, the term “Agreement,” as used in the Agreement, shall mean that certain Settlement Agreement and Release, as such agreement may be amended or modified from time to time.
2.           Paragraph I.P of the Agreement is hereby deleted in its entirety.
3.           Paragraph I.R of the Agreement is hereby amended by deleting such paragraph in its entirety and substituting the following therefor:
“Plan” means the Eleventh Modified Joint Plan of Reorganization proposed by the Debtors and the Asbestos Claimants’ Committee, as such plan may be further modified from time to time in accordance with the terms thereof; provided, however, that (i) such modifications are consistent with the terms of this Agreement and do not adversely affect the interest of Federal under this Agreement; and (ii) the Eleventh Modified Joint Plan of Reorganization, as so further modified, provides an injunction at least as broad and inclusive as the “Asbestos Channeling Injunction” that applies to Settling Asbestos Insurance Companies.

4.   Paragraph I.X of the Agreement is hereby deleted in its entirety.
5.           Paragraph II.A of the Agreement is hereby amended by deleting such paragraph in its entirety and substituting the following therefor:
A.           Within thirty (30) Business Days of the Trigger Date, Federal shall pay to the Plan Trust, or as otherwise directed by the Bankruptcy Court, the total amount of Two Million and One Hundred Thousand Dollars ($2,100,000.00) (the “Settlement Amount”), representing costs associated with Asbestos Claims.
6.           Paragraph II.E. of the Agreement is hereby amended by deleting the following phrase starting in the fifth line of such paragraph:
“except for reductions or deductions that may apply pursuant to Paragraph II.K below”.
7.           Paragraph II.F. of the Agreement is hereby amended by deleting the following last sentence of such paragraph:
“No interest shall apply to any amounts in dispute under Paragraph II.K below.”
8.           Paragraph II.H of the Agreement is hereby amended by deleting the following phrase starting in the sixth line of such paragraph:
“(less any deductions that may apply pursuant to Paragraph II.K below)”.

9.           Paragraph II.K of the Agreement is hereby amended by deleting such paragraph in its entirety.
10.           Paragraph II.L of the Agreement is hereby amended by deleting such paragraph in its entirety.
11.           Paragraph III.E.a of the Agreement is hereby amended by deleting the following phrase starting in the third line of such paragraph:
“(less any credits that may apply pursuant to Paragraph II.K above)”.
12.           Paragraph III.E.b of the Agreement is hereby amended by deleting the following phrase starting in the third line of such paragraph:
“(less any credits that may apply pursuant to Paragraph II.K above)”.
13.           Paragraph III.H (vi) of the Agreement is hereby amended by deleting “Sixth Modified Plan” in the penultimate line of such paragraph, and substituting “Eleventh Modified Joint Plan of Reorganization” therefor.
14.           Paragraph IV.A.1 of the Agreement is hereby amended by deleting the following phrase at the end of such paragraph:
“less any credits that may apply pursuant to Paragraph II.K above”.

15.           Paragraph V of the Agreement is hereby amended by deleting the following in its entirety:

Gilbert Heintz & Randolph LLP
1100 New York Avenue, N.W.
Washington, D.C.  20005
Attn:  Bette Orr, Esq.
Phone:  (202) 772-2323
Fax:  (202) 772-2325
email:  orrb@ghrdc.com

and substituting the following therefor:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C.  20004
Attn:  Mitchell F. Dolin, Esq.
          Michael St. Patrick Baxter, Esq.
Phone:  (202) 662-6000
Fax:  (202) 662-6291
email:  mdolin@cov.com
           mbaxter@cov.com”

16.           This Amendment shall be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.
17.           The settlement negotiations leading up to this Amendment and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any parallel state law provisions, and all applicable privileges are expressly preserved.
18.           Except as expressly modified and amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment, consisting of six (6) pages, including this signature page, has been read and signed by the duly authorized representatives of the Parties, as of the date first above written.

CONGOLEUM CORPORATION,
Debtor-in-Possession

By:_/s/ Howard N. Feist___________
Howard N Feist
Chief Financial Officer

CONGOLEUM SALES, INC.,
Debtor-in-Possession

By:_/s/ Howard N. Feist___________
Howard N Feist
Vice President

CONGOLEUM FISCAL, INC.,
Debtor-in-Possession

By:_/s/ Howard N. Feist___________
Howard N Feist
Vice President

FEDERAL INSURANCE COMPANY

By:  /s/ Thomas R. Kerr____________
Name:  Thomas R. Kerr____________
Title:  Vice President